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                                                                     EXHIBIT 5.1


                           [PERKINS COIE LETTERHEAD]

                                August 16, 2001


Coinstar, Inc.
1800 114th Avenue S.E.
Bellevue, WA 98004

Ladies and Gentlemen:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission for the resale of up to 52,656 shares of the common stock of Coinstar, Inc. (the "Company"), $.001 par value per share (the "shares"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion.

     Based upon the foregoing, we are of the opinion that the shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus of the Registration Statement under the heading "Validity of Common Stock." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                      Very truly yours,

                                      /s/ Perkins Coie LLP